Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 9, 2026, with respect to:

●	the financial statements of Xanadu Quantum Technologies Limited, which comprise the balance sheet as of December 31, 2025, the related statements of operations and comprehensive loss, shareholders’ equity and cash flows for the period from October 2, 2025 (Inception) through December 31, 2025, and the related notes; and

●	the consolidated financial statements of Xanadu Quantum Technologies Inc., which comprise the consolidated balance sheets as of December 31, 2025 and December 31, 2024, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes, which are included herein and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form F-1 of Xanadu Quantum Technologies Limited.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 22, 2026

Toronto, Canada